EXHIBIT 10.1

                  FOURTH MODIFICATION AGREEMENT

     This Agreement is entered into effective as of this 29th day of December 1998 between 1900 Associates L.L.C., a Kansas limited liability company ("Landlord"), and Layne Christensen Company
(formerly known as Layne, Inc.), a Delaware corporation
("Tenant").


     RECITALS

     A. Parkway Partners, L.L.C. ("Parkway") and Tenant entered into that certain Commercial Building Lease dated December 21, 1994 (the "Original Lease"), as amended by (i) that certain First Modification and Ratification of Lease dated February 26, 1996,
(ii) that certain Second Modification and Ratification of Lease Agreement dated April 28, 1997 and (iii) that certain Third Modification and Extension Agreement dated November 3, 1998 (the Original Lease, as amended, to be referred to as the "Lease").

     B. Landlord assumed all of Parkway's right, title and interest and obligations in, to and under the Lease as of December 30, 1998; and

     C. Landlord and Tenant desire to amend the Lease as provided herein.

          NOW, THEREFORE, in consideration of the mutual consideration set forth in this Agreement, Landlord and Tenant agree as follows:

     1.   RENEWAL OPTION.  The Lease is hereby amended to grant
Tenant a renewal option as follows:

          (A) Provided that Tenant is not in default beyond any applicable period to cure at the time from the exercise of the option until the expiration of the Extended Term, Tenant shall have an option to renew this Lease for one (1) additional term of three (3) years (the "Renewal Term"), exercisable by giving Landlord written notice of the exercise by not less than 360 days before the expiration of the Extended Term (the "Expiration Date").
               The Renewal Term shall be on the same terms, covenants and conditions as set forth in the Lease with respect to the Extended Term, except that the Minimum Annual Rental (the "MAR") payable during the Renewal Term shall be computed as herein provided.

          (B) For the Renewal Term, MAR shall be computed as an amount equal to the greater of (i) Five Hundred Seventy-Two Thousand Eight Hundred Thirty-Eight Dollars ($572,838) per annum and (ii) ninety percent (90%) of the then prevailing Market
               Rate (as hereinafter defined) of the Leased
               Premises, as if vacant with the then existing improvements, based on its use as general office space, and for comparable office buildings in the Kansas City metropolitan area, adjusting the Base Year Operating Expenses to mean Operating Expenses incurred during calendar year 2005. In determining Market Rate, the parties shall also take into account the condition of the Leased Premises at the commencement of the Renewal Term, the length of the Renewal Term, Tenant's obligation to pay its proportionate share of increases as herein provided, the absence of any obligation of Landlord to provide any tenant improvement to the Leased Premises for the Renewal Term, and such other factors as are relevant in the opinion of the party making such determination.

          (C) The term "Market Rate" shall mean the rate per square foot of rentable area then being quoted for comparable office buildings with the characteristics noted in paragraph 1(B) above.
               If the parties do not agree upon the Market
               Rate within thirty (30) days after Tenant exercises its option to renew, each party shall choose a "Qualified Appraiser" who shall make such determination on its behalf and submit the same to the other party (together with the information forming the basis for such determination) within seventy-five (75) days after Tenant exercises its option to renew
               (with each party paying the fee for its own appraiser). "Qualified Appraiser" shall mean an appraiser who is independent, licensed and a member of the American Institute of Real Estate Appraisers (the "AIREA"). Unless the two Qualified Appraisers agree to the Market Rate within fifteen (15) days following delivery of the last of the two appraisals, the two Qualified Appraisers shall choose a third Qualified Appraiser and notify Landlord and Tenant of such choice. Each party shall share equally the cost of the third Qualified Appraiser. If the two Qualified Appraisers cannot or do not agree on the choice of a third Qualified Appraiser within ten (10) days following expiration of the immediately preceding fifteen (15) day period, the third Qualified Appraiser shall be selected by the most senior officer of the Kansas City Chapter or branch of the AIREA or its successor, or if there shall be no successor, a professional organization having a function, standards and qualifications similar thereto. Within thirty
               (30) days after his or her appointment, the third Qualified Appraiser shall determine the Market Rate of the Leased Premises, in the condition as specified in paragraph 1(B) and taking into account the factors specified in paragraph 1(B), by selecting as such Market Rate either the Market Rate proposed by Tenant's Qualified Appraiser or the Market Rate proposed by Landlord's Qualified Appraiser, and submitting such determination to each party in writing.

          (D) Based on said third Qualified Appraiser's determination, Landlord and Tenant shall promptly thereafter execute a written agreement establishing the aforesaid MAR, which shall be binding upon the parties commencing with the first year of the Renewal Term.

     2. OTHER TERMS. Except as modified herein, all other terms and conditions of the Lease shall remain unmodified and in full force and effect.

     The parties have executed this Agreement effective as of the date indicated above.

     1900 ASSOCIATES L.L.C.,            LAYNE CHRISTENSEN COMPANY
     a Kansas corporation               a Delaware corporation


     By: /s/ James Ellis                By: /s/ Jerry W. Fanska
        ---------------------              ----------------------
        Name:  James Ellis                 Name:  Jerry W. Fanska
        Title: Manager                     Title: Vice President